Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858-1649
FOR MORE INFORMATION CONTACT:
Lori Peterson, Vice President and Director of Marketing
Phone: 989-779-6333 | lapeterson@isabellabank.com
Isabella Bank Appoints Financial Executive Brian Tessin
to its Boards of Directors

Mt. Pleasant, MI, October 9, 2025 –Isabella Bank Corporation has appointed Brian Tessin to the Isabella Bank Board and Isabella Bank Corporation Board of Directors, effective October 6, 2025.

Mr. Tessin is the Chief Tax Officer for Dow Inc., overseeing all aspects of tax strategy, planning, compliance, and financial reporting. He has more than 30 years of experience in tax and financial leadership across global organizations.

“We are honored to welcome Mr. Tessin to our Boards of Directors,” said Jerome Schwind, President and Chief Executive Officer. “Brian’s extensive experience in global tax strategy, financial reporting, M&A, and regulatory compliance will be instrumental as we continue to grow and navigate an increasingly complex financial landscape. He knows our communities well, and his leadership and insight also reinforce our commitment to sound governance and fiscal responsibility.”

Prior to rejoining Dow in 2019, Mr. Tessin was Vice President, Tax and Chief Tax Counsel for Albemarle Corporation. Earlier in his career, Mr. Tessin spent nearly two decades at Dow Corning Corporation, ultimately serving as Corporate Vice President of Tax. He began his professional career in public accounting, gaining foundational experience in both tax and assurance.

A Saginaw, Michigan native, Mr. Tessin earned dual Bachelor of Science degrees in Accounting and Finance from Ferris State University, a Juris Doctor degree from Thomas M. Cooley Law School, and a Master of Science degree in Taxation from Walsh College. He is a Certified Public Accountant and is a licensed attorney in the State of Michigan.

He is an active member of several professional organizations, including the State Bar of Michigan, Tax Executives Institute, and serves on tax policy committees for the Financial Executives Institute and the National Association of Manufacturers. Mr. Tessin also has served on the boards of Midland Tomorrow (Midland Business Alliance’s economic development organization), and Wellspring Lutheran Services of Michigan.

“I am excited to join the Isabella Bank Board of Directors,” said Tessin. “Isabella Bank has a long-standing reputation for excellence and community commitment. I look forward to contributing to its continued success and supporting its mission of delivering trusted financial services in our communities.”

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Isabella Bank Corporation (NASDAQ: ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for more than 122 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services through Isabella Wealth. The Bank has locations throughout eight Mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.